UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): January 30, 2014

CYTRX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operation and Financial Condition

As of December 31, 2013, CytRx Corporation (“we,” “us,” “our” or the “Company”) had cash and cash equivalents of approximately $11.5 million and short-term investments of approximately $27.1 million, or total liquid assets of approximately $38.6 million.

Item 8.01	Other Events

We provide the following information for purposes of updating corresponding information contained in our previously filed reports:

Top-Line Phase 2b Clinical Data

Based on updated data from additional evaluable patients in our ongoing global Phase 2b clinical trial of aldoxorubicin for first-line soft tissue sarcoma, or STS, the trial patients treated with aldoxorubicin exhibited an overall response rate as determined by the trial investigators of 24.0% (2.7% complete response and 21.3% partial response), versus 5.3% partial response (zero complete response) for patients treated with doxorubicin, compared to the previously reported overall response rate of 25.4% (2.7% complete response and 22.7% partial response) for patients treated with aldoxorubicin, versus 5.4% partial response (zero complete response) for patients treated with doxorubicin. There was no change in the previously reported overall response rate of 23.0% for aldoxorubicin versus zero response for doxorubicin, as assessed by blinded central radiology review.

The previously reported progression-free survival, or PFS, PFS at six months and hazard ratio data remain unchanged.

Certain Risk Factors

We have also updated our risk factors from the disclosure contained in our previously filed reports. A copy of our updated risk factors is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

There is filed as part of this report the exhibit listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION

Dated: January 30, 2014	By:	/s/ Steven A. Kriegsman
Steven A. Kriegsman
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Company Risk Factors.

4